EXHIBIT 99.1

News Release

Media Contact:

John O’Connell, Vice President

(312) 444-2388

Northern Trust Offers $400 Million of

Five-Year Fixed Rate Notes

CHICAGO – August 6, 2008 – Northern Trust Corporation, a multibank holding company, agreed to sell $400 million of five-year non-callable fixed rate notes through co-lead managers Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, and co-managers Goldman, Sachs & Co., Loop Capital Markets, LLC and The Williams Capital Group, L.P.

The notes are priced at 99.611 percent with a coupon of 5.50 percent to yield 5.59 percent. The notes mature on August 15, 2013.

Northern Trust intends to use the proceeds of the offering for general corporate purposes, including funding additional contributions to the capital of its subsidiaries.

The notes are being offered pursuant to a shelf registration statement covering debt and equity securities that was filed with the Securities and Exchange Commission on July 31, 2008. Copies of the prospectus and prospectus supplement may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, Prospectus Department, New York, NY 10080 or UBS Securities LLC, 677 Washington Boulevard, Stamford, CT 06901, Attn: Fixed Income Syndicate.

Concurrently with this offering, Northern Trust’s principal subsidiary, The Northern Trust Company, is offering $300 million of 6.50 percent subordinated notes due 2018 to institutional investors.

This press release does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where the offer or sale is not permitted.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 15 locations in

North America, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2008, Northern Trust had assets under custody of US$4.0 trillion and assets under investment management of US$751.4 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology.